Exhibit 10.44

Red Hat, Inc.

Policy on Gross-up Payments for Excise Taxes Payable under Section 4999

Approved by the Board of Directors on February 12, 2015

Effective February 12, 2015, Red Hat, Inc. (the “Company”) will not enter into any new agreements to make gross-up payments for excise taxes paid under Section 4999 of the Internal Revenue Code of 1986, as amended, by any executive of the Company.